Exhibit 99.1

PRESS RELEASE

Tivic Health Systems, Inc. Regains Compliance With Nasdaq Listing Requirements

SAN FRANCISCO – September 20, 2023 – Tivic Health® Systems, Inc. (Nasdaq: TIVC) (“Tivic” or the “Company”), a commercial-phase health technology company that develops and commercializes bioelectronic medicine, announced today that it has received notice from The NASDAQ Stock Market LLC (NASDAQ) informing Tivic that it has regained compliance with the minimum bid price requirement under NASDAQ Listing Rule 5550(a)(2) for continued listing on The NASDAQ Capital Market and that it is in compliance with all applicable listing standards. Consequently, Tivic’s common stock will continue to be listed and traded on the Nasdaq Capital Market under the symbol “TIVC.”

About Tivic

Tivic is a commercial health tech company advancing the field of bioelectronic medicine. Tivic’s patented technology platform leverages stimulation on the trigeminal, sympathetic, and vagus nerve structures. Tivic’s non-invasive and targeted approach to the treatment of inflammatory chronic health conditions gives consumers and providers drug-free therapeutic solutions with high safety profiles, low risk, and broad applications. Tivic’s first commercial product ClearUP is an FDA approved, award-winning, handheld bioelectronic sinus device. ClearUP is clinically proven, doctor-recommended, and is available through online retailers and commercial distributors. For more information visit http://tivichealth.com @TivicHealth.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: market, economic and other conditions; Tivic’s continued compliance with all listing requirements of the Nasdaq Capital Market; macroeconomic factors, including inflation; the company’s financial condition; the company’s ability to raise additional capital on favorable terms if and when necessary; changes in regulatory requirements; and unexpected costs, charges or expenses that reduce Tivic’s capital resources. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic’s actual results to differ from those contained in the forward-looking statements, see Tivic’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, under the heading “Risk Factors”; as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Media Contact

Kayleigh Westerfield

kayleigh.westerfield@tivichealth.com

Investor Contact

Hanover International, Inc.

ir@tivichealth.com